T-Mobile

Hatfield Business Park Hertfordshire AL10 9BW
Phone +44 (0)20 8214 5000 fax +44 (0)1707 289 301

30 days ✓

G8Wave Ltd
Carol Harrichand
10 Kings Exchange
Tileyard Rd
London N7 9AH

22 March 2005

Dear Carol

Re: SMSC access (ATK) Agreement between T-Mobile (UK) Limited ("T-Mobile") and G8Wave Ltd (the "Agreement")

In accordance with Clause 7.8 of the Agreement T-Mobile is giving you notice that it is making the following changes to Schedule 2 of the Agreement with effect from 1st May 2005 in order to give effect to the changed pricing structure.

New Schedule 2 Part 2 – Service Revenue

The following wording shall be added to Schedule 2 Part 2 of the Agreement, immediately following the "Volume Discount Table":

"For each MT sent to a Service User connected to a non-United Kingdom telecommunications system the price shall be 4.5p (excluding VAT) per MT payable in arrears, and for the avoidance of doubt there shall be no volume discount applicable to such MTs and such MTs shall not count towards the calculation of the volumes in the above volume discount table.

New Schedule 2 Part 3 – Minimum Service Revenue

The existing wording in Schedule 2 Part 3 of the Agreement shall be deleted and replaced with the following:

"£5,000 (exclusive of VAT) per Calculation Period."

All other terms and conditions of the Agreement remain unchanged and the Agreement shall remain in full force and effect.

Please do contact your account manager if you have any questions.

Yours sincerely,

Paul Chrisp
Head of Wholesale
T-Mobile UK

AGREEMENT FOR ACCESS TO T-MOBILE (UK) LIMITED'S SMSC FACILITY

Cover Sheet

dated the 1St day of Nov 200X

Customer Name ("**Customer**"): G8Wave Ltd

Customer Registered Number: 3105280

Customer Registered Office: 25 Harley Street, London W1G 9BR

Customer Contact: Carol Harrichand

Customer Billing Address: 10 Kings Exchange, Tileyard Road, London N7 9AH

Customer Address for Notices: 10 Kings Exchange, Tileyard Road, London N7 9AH

Customer Facsimile for Notices: 0207 619 8811

Access Date: Q2/03

Minimum Term (from Access Date): 12 months

T-Mobile (UK) Limited ("**T-Mobile**"), Company Number 02382161, whose address is at Hatfield Business Park, Hatfield, Herts., AL10 9BW and the Customer agree that access to T-Mobile's SMSC Facility is provided on the basis of the attached Schedules and the Terms and Conditions, which form part of this Agreement by reference.

Signed for and on behalf of:-
T-Mobile (UK) Limited

[signature]
Signature
PAUL CHRISP
Printed Name
Head of Wholesale Mktg
Title

Signed for and on behalf of:-
Customer

[signature]
Signature
CAROL HARRICHAND
Printed Name
OPERATIONS DIRECTOR
Title

Version 0904

TERMS AND CONDITIONS

1. DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following definitions:

1.1.1 **18 Services** means any products or services offered by the Customer which qualify for an '18' rating under the Adult Content Code.

1.1.2 **Access Date** means the date on which the SMSC Facility is ready to start receiving Short Messages from (or, if applicable, for) the Customer.

1.1.3 **Acts** means the Telecommunications Act 1984 and the Communications Act 2003.

1.1.4 **Adult Content Code** means the "UK code of practice for the self-regulation of new forms of content on mobiles" dated 19 January 2004" as amended or replaced from time to time.

1.1.5 **Agreement** means the Cover Sheet, these terms and conditions and the Schedules hereto (as varied from time to time).

1.1.6 **Basic Charges** means the Service Revenue and other charges set out in Schedule 2 payable by the Customer to T-Mobile, as such charges may be varied in accordance with this Agreement.

1.1.7 **Calculation Date** means the day in every month advised by T-Mobile to the Customer from time to time to be used for accounting and billing purposes under this Agreement.

1.1.8 **Calculation Period** means the period of time between one Calculation Date and the next following Calculation Date, the first Calculation Period being the period from the date of this Agreement until the next Calculation Date and the last Calculation Period being the period from the final Calculation Date until the final day of this Agreement.

1.1.9 **Codes of Practice** means (in each case as amended or replaced from time to time) the Code of Practice for the Mobile Marketing Association, the ICSTIS Code, the British Codes of Advertising and Sales Promotion, Code of Practice for Service Delivery of Common Mobile Shortcodes in the UK, the Adult Content Code and all other codes of practice, rules of procedure, guidelines, directions, policies, and other requirements made or adopted by T-Mobile from time to time, which shall in all cases include (without limitation) all decisions, adjudications, orders (including orders for the payment of fines, compensation, costs, contributions and/or expenses) made under

any of them which apply or relate or may apply or relate to the business or activities of the Customer and/or T-Mobile.

1.1.10 **Content Aggregation** means the collation of content for use in the Customer's products and services by the Customer from third party sources.

1.1.11 **Contract** means an agreement between the Customer and a Service User for the provision of products and services using Short Messages.

1.1.12 **Cover Sheet** means the agreement for access to T-Mobile's SMSC Facility cover sheet attached to these terms and conditions.

1.1.13 **Customer Care Form** means the document in the form set out in Schedule 4 that details in respect of every Permitted Premium Rate Service all the information that T-Mobile's customer care department need to respond adequately to Service Users who call in with complaints or queries about the Permitted Premium Rate Services.

1.1.14 **Data Protection Law** means the Data Protection Act 1998, the Privacy and Electronic Communications (European Community) Regulations 2003 and all other law and regulation relating to privacy and data protection.

1.1.15 **electronic communications network** and **electronic communications services** bear the meanings given to them in section 32 of the Communications Act 2003.

1.1.16 **Forecast Sheet** means a forecast sheet in the form set out in Schedule 1 or such other form as T-Mobile may from time to time specify, which indicates the volume of Short Message traffic that the Customer anticipates will pass through the SMSC Facility for the period of 12 calendar months commencing with the calendar month following the calendar month in which the Forecast Sheet in question is due to be delivered to T-Mobile.

1.1.17 **Group Company** means, in relation to a Party, its parent undertakings, any undertaking which is a subsidiary undertaking of its parent undertaking and any of its subsidiary undertakings in each case from time to time, and for such purposes "undertaking", "parent undertaking" and "subsidiary undertaking" shall have the meanings given to them in sections 258, 259 and 260 of the Companies Act 1985.

1.1.18 **Intellectual Property Rights** means all patents, copyrights and related rights, database rights, semiconductor topography rights, supplementary protection certificates, petty patents, utility models, design rights, trade marks, logos, service marks, trade names, rights in undisclosed or confidential information (such as know how, trade secrets and inventions (whether patentable or not)) and other rights of a like nature (whether registered or unregistered) and all applications for such rights.

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1.1.19 **ICSTIS** means the Independent Committee for the Supervision of Standards of Telephone Information Services (or any similar body that may be appointed in addition to or in substitution for it).

1.1.20 **ICSTIS Code** means the ICSTIS Code of Practice Tenth Edition as amended or replaced from time to time including (without limitation) any directions or notices issued by ICSTIS in accordance with such Code of Practice.

1.1.21 **Link** means the link from the Customer's apparatus to the point of connection with the SMSC Facility which must be:-

1.1.21.1 compatible with T-Mobile's interface specification;

1.1.21.2 based upon the type of usage that is to be made of the SMSC Facility; and

1.1.21.3 the responsibility of the Customer to install and maintain.

1.1.22 **Message Charge** means the price (including VAT) charged to Service Users to send a Premium MO Message or receive a Premium MT Message but (for the avoidance) of doubt excluding any charge which T-Mobile may make to Service Users so as to enable them to send or receive Short Messages when roaming overseas or any other supplemental charge which T-Mobile may make to Service Users under their Network Services Contract.

1.1.23 **Minimum Service Revenue** means as set out in Schedule 2, Part 3.

1.1.24 **Minimum Term** means the period of time (if any) detailed in the Cover Sheet.

1.1.25 **Mobile Originating** or **MO** means a Short Message originating from a mobile telecommunications device, and intended to be terminated on a server including (without limitation) Premium MO Messages.

1.1.26 **Mobile Terminating** or **MT** means a Short Message originating from a server, and intending to be terminated on a mobile telecommunications device including (without limitation) Premium MT Messages.

1.1.27 **Network** means the electronic communications network(s) from time to time operated by T-Mobile.

1.1.28 **Network Services Contract** means a contract between T-Mobile and a Service User for the provision of telecommunications services by T-Mobile by means of the Network.

1.1.29 **Party** means Customer or T-Mobile individually and **Parties** means Customer and T-Mobile collectively.

1.1.30 **Permitted Premium Rate Services** means the provision of the following Premium Rate Services:

1.1.30.1 the delivery of or access to information via a mobile telecommunications device relating to any topic including (without limitation) news, sport, weather or entertainment;

1.1.30.2 games playable on a mobile telecommunications device;

1.1.30.3 ring tones suitable for mobile telecommunications devices;

1.1.30.4 logos suitable for mobile telecommunications device screens; and

1.1.30.5 any other service in relation to which Customer shall first have obtained the prior written consent of T-Mobile (which T-Mobile may withhold in its absolute discretion).

1.1.31 **Premium MO Message** means a Short Message, the cost of which to the Service User is specified by the Customer and is linked to a Short Code, sent by a Service User to the Customer which may prompt a certain (or indefinite) number of Service Messages to be sent to such Service User's mobile telecommunications device at predetermined intervals.

1.1.32 **Premium MT Message** means a Short Message, the cost of which to the Service User is specified by the Customer and is linked to a Service Identification Number, sent by a Customer to the Service User.

1.1.33 **Premium Rate Services** means premium rate services within the meaning of section 120(7) of the Communications Act 2003.

1.1.34 **Regulatory Body** means any regulatory or public body or authority, including any body which administers a Code of Practice.

1.1.35 **Reseller** means an entity that sells electronic communications services provided by means of the Network by virtue of a contract with T-Mobile but under its own brand but which shall not include Virgin Mobile.

1.1.36 **Revenue Payment** means the total Message Charges in respect of Premium MO Messages and Premium MT Messages received by T-Mobile from Service Users relating to a Calculation Period.

1.1.37 **Service Message** means a Short Message sent by the Customer to a Service User via the SMSC Facility in response to either a Premium MO Message or a request for a Premium MT Message.

1.1.38 **Service Revenue** means the amounts payable by the Customer to T-Mobile as detailed in Schedule 2, Part 2.

1.1.39 **Service User** means a person or entity when using a mobile telecommunications device which is (i) in relation to MT (other than Premium MT Messages), connected to a United Kingdom electronic communications network or an overseas telecommunications system, (ii) in relation to Premium MO Messages and Premium MT Messages,

connected to the Network as a customer of T-Mobile or a Reseller but (for the avoidance of doubt) not including any customers of Virgin Mobile.

1.1.40 **Service Identification Number** means a 9 digit number assigned by T-Mobile to a Premium MT Message to enable the Customer to identify the applicable price for that Premium MT Message.

1.1.41 **Services** means the services provided to the Customer by T-Mobile under this Agreement.

1.1.42 **Short Codes** means a reply number which is a numeric string of characters from the UK numbering plan administered by the Office of Communications, which will identify the sender of a message (where Customer has a two way link to the SMSC Facility such reply number will allow Service Users using mobile telecommunications devices connected to the Network to respond to Customer providing the reply number is composed only of numeric digits and is configured to route over the link to deliver messages back to the Customer).

1.1.43 **Short Message** means a message comprising numerals and/or text of no more than 160 characters which conforms to the GSM character set for SMS or binary data which is base 64 encoded to a maximum length of 190 characters sent by or to the Customer.

1.1.44 **SMSC Facility** means the facility made available from time to time by T-Mobile for the purpose of conveying Short Messages.

1.1.45 **Statement** means a statement detailing in respect of the previous Calculation Period:

1.1.45.1 the number of Premium MO Messages sent by Service Users and the corresponding Message Charges;

1.1.45.2 the number of Premium MT Messages received by Service Users and the corresponding Message Charges; and

1.1.45.3 the Revenue Payment.

1.1.46 **T-Mobile's Commission** means, in respect of each Premium MO Message or Premium MT Message, the percentage of the Message Charge as set out in Schedule 3, Part 2.

1.1.47 **VAT** means Value Added Tax or any equivalent or substituted tax as is or may become chargeable at the rate applicable at the time of the relevant supply in accordance with the Value Added Tax Act 1994 as amended or supplemented by legislation from time to time.

1.1.48 **Virgin Mobile** means the electronic communications service provider (currently being Virgin Mobile Telecoms Limited) which is from time to time providing electronic communications services which are currently branded as "Virgin Mobile".

1.2 Headings used in this Agreement are included for ease of reference only and shall not be used in the construction or interpretation of this Agreement and except where the context requires otherwise words importing the singular shall include the plural and vice versa, and words importing the masculine shall include the feminine and vice versa. Reference to any statute, statutory instrument, licence or other regulation includes a reference to that statute, statutory instrument, licence or regulation as re-enacted or amended from time to time. In the event of any inconsistency between the provisions of these terms and conditions and the Schedules or the Cover Sheet, these terms and conditions shall prevail.

2. DURATION

This Agreement shall commence on the date of this Agreement and shall, subject to Clause 12, continue in force for the Minimum Term and thereafter until terminated pursuant to Clause 12.

3. PRINCIPAL CUSTOMER OBLIGATIONS

3.1 The Customer shall be responsible, at its sole cost, for connecting to the SMSC Facility by installing a Link prior to the Access Date. All Short Messages transmitted between the Customer and T-Mobile and/or Service Users shall be transmitted across the Link in the format specified and in accordance with technical requirements issued from time to time by T-Mobile.

3.2 The Customer shall only send and solicit Short Messages or offer any products or services which :-

3.2.1 comply with the relevant provisions of the Acts, Data Protection Law and any other applicable legislation, law or regulation generally;

3.2.2 comply with the general conditions of authorisation pursuant to which T-Mobile operates, made pursuant to the Communications Act 2003;

3.2.3 comply with any direction of Office of Communications (Ofcom) or other Regulatory Body;

3.2.4 comply with all Codes of Practice;

3.2.5 are not likely to bring T-Mobile into disrepute, contain nothing which is likely in the light of generally prevailing standards of decency and propriety to cause offence and are not defamatory;

3.2.6 will not infringe any third party Intellectual Property Rights; and

3.2.7 will not (without T-Mobile's prior written consent) alter any settings (including WAP settings and WAP gateways) on the mobile telecommunications device of any Service User

3.3 The Customer will promptly cease to send or solicit, at T-Mobile's request, any Short Message similar in nature to any Short Message which T-Mobile considers may have been sent or solicited in breach of this Clause 3.

3.4 **ICSTIS Code**

3.4.1 The Parties agree and acknowledge that the Customer is a 'service provider' and that T-Mobile is a 'network operator' under the ICSTIS Code and that as such both Parties have obligations under the ICSTIS Code.

3.4.2 The Customer warrants that neither the Customer, any Group Company of the Customer nor any director, employee or contractor of the Customer or any such Group Company is or has been engaged in any activities which breach or could constitute a breach of the ICSTIS Code.

3.4.3 Without prejudice to any other provision of this Clause 3, the Customer agrees:-

3.4.3.1 to comply with the ICSTIS Codo and ensure that all Short Messages and the Customer's products and services comply with the ICSTIS Code;

3.4.3.2 to ensure that any contract it enters into with a third party for Content Aggregation or otherwise in relation to any Short Messages or the Customer's products and service shall bring the ICSTIS Code to the notice of the third party and shall oblige such third party to comply with the ICSTIS Code in the same manner and to the same extent as the Customer is obliged to comply with the ICSTIS Code in this Agreement;

3.4.3.3 that ICSTIS shall be entitled to enforce the provisions of Clause 3.4 of this Agreement directly against the Customer as if it were T-Mobile in accordance with Section 1 of the Contracts (Rights of Third Parties) Act 1999 but ICSTIS shall not be entitled to veto any variation of this Agreement agreed by the Parties;

3.4.3.4 to provide T-Mobile with any information which it may be necessary or desirable (in the opinion of T-Mobile) for T-Mobile to communicate to ICSTIS pursuant to the ICSTIS Code;

3.4.3.5 prior to the Access Date, to communicate to T-Mobile the name of a partner, director or senior manager, the business address of the Customer, a contact telephone number and an email address in each case of the Customer and thereafter to notify T-Mobile promptly whenever such information changes;

3.4.3.6 that T-Mobile may (without liability) implement by any reasonable means any sanction imposed by ICSTIS on the Customer under the ICSTIS Code;

3.4.3.7 that T-Mobile may, in response to any direction or notice from ICSTIS, withhold some or all of any payment otherwise due to the Customer under this Agreement unless and until the release of the same is authorised by ICSTIS, and, if

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required, to remit some or all of such amounts to ICSTIS on account of administrative charges, compensation, costs and fines imposed by ICSTIS; and

3.4.3.8 to take any action or institute any practice or desist from taking any action or carrying on any practice required by T-Mobile so as to ensure that T-Mobile complies with the ICSTIS Code or any notice or direction issued to T-Mobile by ICSTIS.

3.5 **Adult Content Code**

3.5.1 Without prejudice to any other provision of this Clause 3, the Customer agrees:-

3.5.1.1 to comply with the Adult Content Code and ensure that all Short Messages and the Customer's products and services comply with the Adult Content Code;

3.5.1.2 to ensure that any contract it enters into with a third party for Content Aggregation or otherwise in relation to any Short Messages or the Customer's products and services shall bring the Adult Code to the notice of the third party and shall oblige such third party to comply with the Adult Code in the same manner and to the same extent as the Customer is obliged to comply with the Adult Code in this Agreement;

3.5.1.3 to take any action or institute any practice or desist from taking any action or carrying on any practice required by T-Mobile so as to ensure that T-Mobile complies with or is able to successfully implement the Adult Content Code;

3.5.1.4 to inform T-Mobile of both the Short Code and WAP Uniform Resource Locator (URL) relating to any 18 Services and separately relating to any products or services which are not 18 Services which it is operating from time to time;

3.5.1.5 to ensure correct classification as '18 Services' of any products or services offered by the Customer which are 18 Services and notify T-Mobile of the same;

3.5.1.6 that, in the event that the Customer has not ensured the classification as '18 Services' of any products or services offered by the Customer which T-Mobile considers should be classified as '18 Services', the Customer shall ensure classification of such products or services as '18 Services' until such time (if any) as any final adjudication or decision of the Independent Classification Body appointed under the Adult Code (or any appeals body reviewing adjudications or decisions of such Independent Classification Body (if appropriate)) determines that such products or services should not be classified as '18 Services';

3.5.1.7 in the event that the Customer requests T-Mobile to approve the Customer's mechanism for age verification of Service Users (as referred to in paragraph 1 of the Adult Content Code) and T-Mobile approves such age verification mechanism (in its absolute discretion), the Customer shall apply such age verification mechanism diligently and to a high professional standard and shall communicate the results of the age verification mechanism promptly to T-Mobile in the manner agreed between the Parties (acting reasonably); and

3.5.1.8 to abide by and implement any adjudication or decision of the Independent Classification Body appointed under the Adult Code (and any appeals body reviewing adjudications or decisions of such Independent Classification Body).

3.6 In any publicity or other promotional activity or statement issued by the Customer, the Customer shall not state or imply any responsibility on the part of or approval by T-Mobile (or any Group Company of T-Mobile) of any Short Message nor refer to T-Mobile or any Group Company of T-Mobile in any way without the express written approval of T-Mobile. Notwithstanding the foregoing, Customer is entitled to refer to T-Mobile and its services to the extent necessary in order to inform Service Users or potential Services Users about its goods and services and their use and in order to fulfil its obligations under this Agreement, applicable laws and/or regulations.

3.7 The Customer shall provide to T-Mobile such assistance and/or information as T-Mobile may from time to time reasonably require in order to comply with all or any requirements and conditions at any time and from time to time imposed on it by law, by any authorisation under the Acts or by any Regulatory Body, or by any Codes of Practice which are or may be applicable to or affect any Short Message and/or the SMSC Facility and/or the Services.

3.8 The Customer shall ensure that no person other than the Customer uses or gains access, directly or indirectly, at any time to the SMSC Facility, but, for the avoidance of doubt, nothing in this Clause 3.8 shall prevent the Customer using the SMSC Facility to send Short Messages on behalf of third parties.

3.9 The Customer shall, not later than the 24th day of each calendar month, complete and send the Forecast Sheet to T-Mobile. The Customer shall not convey or solicit Short Messages to or from any Service User, the number and/or frequency of which is, in the opinion of T-Mobile, excessive having regard to the relevant Forecast Sheet. The Customer shall provide T-Mobile with as much notice as possible of any reasonably foreseeable increases in the number and/or frequency of Short Messages to be processed by the SMSC Facility.

3.10 The Customer shall at all times throughout this Agreement comply with T-Mobile's reasonable directions issued from time to time regarding or relating to any Short Message and/or the usage of the SMSC Facility.

3.11 The Customer shall provide to T-Mobile immediately upon request such information as T-Mobile may from time to time require in order to verify to its satisfaction the compliance of the Customer with this Clause 3. Notwithstanding anything to the contrary in this Agreement, T-Mobile shall be entitled to pass such information (or any part thereof) to any Regulatory Body which may require the same.

3.12 Customer shall be solely responsible for marketing its products and services. T-Mobile may however, at its discretion, review proposals for joint marketing of products and services to Service Users although nothing in this Agreement shall place T-Mobile under any obligation to participate in such joint marketing.

3.13 Subject to Clause 3.6, both Parties shall have the right to mention the existence of this Agreement at any time after the Access Date and for the duration of this Agreement in their marketing materials PROVIDED that any such marketing materials accurately reflect the nature of the business relationship created by this Agreement and that each party has given permission in writing for any such inclusion (such permission not to be unreasonably withheld or delayed).

3.14 Customer shall be entitled to use Content Aggregation in relation to its Permitted Premium Rate Services on the condition that:

3.14.1 Customer ensures that the information provided by third parties complies with the terms and conditions of this Agreement as if it had been provided by the Customer; and

3.14.2 any products or services offered by third parties comply with the terms and conditions of this Agreement as if they were offered by the Customer

and any reference to the Customer's products and services shall deemed to include reference also to the products and services of any third parties in the context of Content Aggregation.

4. PROVISION OF SERVICE

4.1. Subject to Clause 4.2 and to the Customer complying with the provisions of this Agreement, T-Mobile shall:-

4.1.1 from the Access Date and throughout the duration of this Agreement grant the Customer access to the SMSC Facility solely for the purpose of sending and receiving Short Messages in accordance with the provisions of this Agreement; and

4.1.2 use its reasonable endeavours to provide and maintain the Services on a 24 hour basis throughout the year.

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4.2 The Customer acknowledges and agrees that conveyance of Short Messages may depend on and be prevented by factors beyond T-Mobile's control including but not limited to factors affecting the operation of any electronic communications network, any overseas telecommunications system and the Link. T-Mobile does not warrant that the SMSC Facility, the Network, any other electronic communications network, any overseas telecommunications system or the Link will be fault free or free of interruptions.

4.3 T-Mobile shall be entitled from time to time to improve or alter the SMSC Facility as it deems appropriate provided such changes do not materially adversely affect the provision of the Services and may temporarily suspend the operation of the SMSC Facility for the purposes of remedial or preventative maintenance, or such improvement of or alteration to the SMSC Facility. T-Mobile shall use its reasonable endeavours to keep such suspension to a minimum and shall endeavour to give at least 24 hours prior notice (other than in the case of emergency) to the Customer.

4.4 T-Mobile shall be under no obligation to monitor the content of Short Messages. For the avoidance of doubt, T-Mobile may choose to monitor compliance of Premium Rate Services with this Agreement and the Customer Care Form but such monitoring shall not be construed as acceptance by T-Mobile of any responsibility for the content of Short Messages or any other matter.

5. DEALING WITH SERVICE USERS

5.1. Both Parties acknowledge and agree that the Customer will be solely responsible to Service Users for all Short Messages, products and services offered to Service Users by the Customer and any obligations and liability arising under any Contract. The Parties acknowledge that T-Mobile shall have no contract with Service Users in relation to products and services offered by the Customer.

5.2 Unless stipulated in the Agreement or otherwise agreed in writing, T-Mobile shall not (and it is not entitled or authorised to) retain any payments from Service Users in respect of any Contract. Subject to Clause 6.8, the Customer shall be solely responsible for billing Service Users under the Contracts and for any and all collection action regarding non-payment or under-payment by a Service User and T-Mobile will not be responsible to the Customer for any reimbursement or indemnification related thereto. Notwithstanding this Clause 5.2, nothing shall affect or hinder T-Mobile's rights or entitlement to or ability to recover any sums due under a Network Services Contract from any Service User.

5.3 The Customer is solely responsible for obtaining and shall obtain the Service User's consent to receive MT prior to the attempted transmission of such MT to such Service User by the Customer through the SMSC Facility.

6. PREMIUM RATE SERVICES

6.1 The Customer may not provide any Premium Rate Services other than Permitted Premium Rate Services. The Customer may only provide such Permitted Premium Rate Service which T-Mobile has first authorised in accordance with Clause 6.12 and generally in accordance with the terms of this Agreement.

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6.2 The Customer shall give T-Mobile at least 30 days' written notice (not to be delivered before the date of this Agreement) of its intention to launch each Permitted Premium Rate Service.

6.3 No Permitted Premium Rate Services shall be delivered to Service Users in T-Mobile shall be entitled to charge the Customer in accordance with the terms of this Agreement for sending or attempting to send any such Service Messages.

6.5 The Customer shall procure that before Service Users send a Premium MO Message or request a Premium MT Message they have been made aware of:

6.5.1 the identity of the supplier of the Permitted Premium Rate Services (details to include its principal place of business in the UK)

6.5.2. the number or Short Code which applies to subscribers of the Network;

6.5.3 an adequate description of the Permitted Premium Rate Services;

6.5.4 the method of receiving a Service Message;

6.5.5 the correct Message Charge (including the fact that, if the Service User is a customer of a Reseller then the charge for sending the Premium MO Message or receiving the Premium MT Message may differ from the charge to a Service User who is a customer of T-Mobile);

6.5.6 the frequency and number (unless this is indefinite in which case this fact shall be made clear) of Service Messages that will be received by the Service User in response to a Premium MO Message or request for a Premium MT Message; and

6.5.7 the arrangements for payment (i.e. that charges will paid via the Service User's Network Services Contract for all Premium MO Messages sent or Premium MT Messages received).

6.6 The Customer shall ensure that:

6.6.1 the Short Code published by the Customer to which a Premium MO Message is to be sent is consistent (in terms of the information contained within the number that affects how T-Mobile charges Service Users for sending the Premium MO Message) with the published price of the Premium MO Message to the Service User; and

6.6.2 before advertising Permitted Premium Rate Services in any mass media, it gives T-Mobile not less than 5 working days' written notice with details of the content and timings of the advertisements.

6.7 The Message Charge in respect of a Premium MO Message or Premium MT Message related to a Permitted Premium Rate Service shall be chosen by the Customer from within the range set out in Schedule 3, Part 4 (which shall be subject to amendment by T-Mobile from time to time by giving 30 days' prior notice in writing to the Customer), and notified in writing to T-Mobile. The Customer shall not be entitled to change any Message Charge without the prior written consent of T-Mobile (not to be unreasonably withheld or delayed).

6.8 The Parties hereby acknowledge and agree that there are a number of Service Users who are not retail customers of T-Mobile, but who have entered into contracts with Resellers to use the Network. Accordingly following the sending of a Premium MO Message or receipt of a Premium MT Message by a Service User, T-Mobile shall:

6.8.1 (in the case of Permitted Premium Rate Services made available to a Service User who has a Network Services Contract with T-Mobile) arrange for the appropriate Message Charge that has been validly selected by the Customer in accordance with Clause 6.7 to be invoiced to or deducted from amounts credited against (as appropriate) the account of such Service User; and

6.8.2 (in the case of Permitted Premium Rate Services made available to a Service User who has contracted with a Reseller) endeavour to procure that the Reseller account to T-Mobile for the appropriate Message Charges.

6.9 At Customer's request, T-Mobile shall use its reasonable endeavours to provide the Customer with (in respect of Premium MO Messages) Short Codes and (in respect of Premium MT Messages) Service Identification Numbers. T-Mobile shall be entitled to charge the Customer additional charges in respect of the provision of such Short Codes or Service Identification Numbers at the levels and on the basis set out by T-Mobile in Schedule 3, Part 3 of this Agreement (as may be varied in accordance with this Agreement). After an initial set up period of two Calculation Periods, T-Mobile shall be entitled to withdraw a Short Code on immediate written notice to the Customer if at any time Revenue Payments relating to the Short Code fall below £10,000 per Calculation Period for two consecutive Calculation Periods.

6.10 Subject to payment of the relevant charges, the Customer has the right to use the Short Codes provided to it by T-Mobile throughout the duration of this Agreement but the Customer shall not at any time acquire any ownership in the Short Code or any Intellectual Property Rights relating to the Short Code. The Short Codes issued to Customer shall not be changed without Customer's prior written consent (not to be unreasonably withheld or delayed) unless such change is necessary due to applicable law, regulation or the decisions of a Regulatory Body.

6.11 For a period of one month after the termination or expiry of this Agreement (or, if earlier, cessation of use of a Short Code by Customer), T-Mobile agrees not to use any Short Codes made available to the Customer to offer products or services competing with the Customer's products or services or to provide any Short Codes to any third party to be used to offer any such products or services.

6.12 The Customer may only commence the provision of any Permitted Premium Rate Service once it has updated and returned the Customer Care Form in relation to that Permitted Premium Rate Service to T-Mobile and T-Mobile has given its written approval to such Permitted Premium Rate Service. Before making any changes to the Permitted Premium Rate Service which would depart from the details on the Customer Care Form the Customer must obtain the written approval of T-Mobile.

6.13 The Customer shall ensure that adequate support including (without limitation) providing a telephone support helpline (to be operational during business hours and at such further times as may be reasonably necessary to support the relevant Permitted Premium Rate Services) is provided for all Service Users in relation to the Permitted Premium Rate Services and shall inform Service Users of the means of accessing such support.

6.14 If a Service User contacts T-Mobile in relation to any Permitted Premium Rate Service, T-Mobile may either (i) redirect or transfer such Service User to the support facilities of Customer or (ii) if this is not possible for any reason (including but not limited to any unwillingness by the Service User to be redirected to the Customer) or if T-Mobile decides it should handle the matter, deal with the query or complaint itself in which case the provisions of Clause 6.15 shall apply. For the avoidance of doubt T-Mobile shall be responsible for providing customer care support to Service Users that relates to normal usage and billing relating to their Network Service Contract.

6.15 T-Mobile may give service credits or make ex gratia payments (together in either case with any applicable VAT) to any Service Users in circumstances where the Service User claims or (in the absence of any claim by the Service User) T-Mobile has reason to believe that Service Messages have not been received in response to a Premium MO Message sent by a Service User, or Premium MO Messages are sent in error by a Service User, or, in respect of any unsolicited Premium MT Messages, or messages which are otherwise incorrect or of inadequate quality or which are in breach of this Agreement. The Customer agrees to reimburse T-Mobile for all such service credits and ex gratia payments (which T-Mobile may deduct from invoices due from T-Mobile to the Customer under this Agreement) PROVIDED that the Customer shall not be liable to reimburse T-Mobile for the element of any service credits or ex gratia payments in excess of £25 in respect of a single Service User unless T-Mobile has first notified the Customer in writing prior to giving such service credits or making such ex gratia payments in excess of £25.

6.16 In order to verify whether a Service User has sent a Premium MO Message to the Customer, or if the Service User has received a Premium MT Message, the Customer shall upon request, provide reports to T-Mobile containing the date, time of service requested, MSISDN, type of service and (in respect of

Premium MT Messages) all applicable delivery reports for a minimum of 3 months.

6.17 The Customer shall actively monitor the delivery status of all Premium MT Messages sent by it to Service Users and shall furnish T-Mobile with such reports upon request.

6.18 The parties acknowledge that the provision of Premium Rate Services to any customer of Virgin Mobile is entirely outside of the scope of this Agreement and that such services can only be contracted for by Virgin Mobile.

6.19 The Customer shall advise T-Mobile of the VAT liability and the VAT rate of any services that it intends to provide to the Service Users so that T-Mobile can charge VAT at the correct rate of behalf of the Customer. The Customer accepts that T-Mobile's charges to a Service User will always be VAT inclusive, regardless of a Service User's location when consuming Premium Rate Services. The Customer shall indemnify T-Mobile on demand in respect of any costs, claims, losses, demands and legal expenses that T-Mobile may incur should this information prove to be incorrect.

7 CHARGES AND PAYMENT

7.1 With effect from the date of this Agreement the Customer shall pay to T-Mobile the Basic Charges and T-Mobile's Commission in accordance with the terms of this Agreement.

7.2 If in respect of any Calculation Period the sum of the Service Revenue and T-Mobile's Commission falls short of the Minimum Service Revenue, the Customer shall pay such shortfall to T-Mobile in accordance with Clause 7.6.

7.3

7.3.1 Within 10 working days after each Calculation Date, T-Mobile shall use reasonable endeavours to prepare and provide the Statement to the Customer using information from its own records.

7.3.2 In the event that T-Mobile considers its own records to be incomplete or incorrect it may request that the Customer submits such information to T-Mobile as may be reasonably necessary to prepare the Statement and the Customer shall comply with such request as soon as reasonably practicable.

7.3.3 The Parties agree that (subject to Clause 7.3.4) the Statement shall be conclusive evidence of the amount of the Revenue Payment and all other matters contained within it in respect of the Calculation Period in question.

7.3.4 If the amount of the Revenue Payment shown in the Statement is more than 5% less than what the Customer considers to be the correct amount of the Revenue Payment, the Customer may within fourteen (14) days of receiving the Statement object to the amount of the Revenue Payment shown in the Statement by giving written notice to T-Mobile. Following receipt of such notice by T-Mobile the Parties shall work together in good faith to resolve such disagreement but if, despite the Parties having worked together in good faith as aforesaid,

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no resolution shall have occurred by the date thirty (30) days following receipt of the Statement by the Customer, the amount of the Revenue Payment shown in the Statement shall be deemed to have been conclusively agreed by the Parties.

7.4 Following provision of the Statement by T-Mobile, the Customer shall issue an invoice which contains the statement "This is not a tax invoice" to T-Mobile (addressed to the 'Settlement Team – RABaS') for the Revenue Payment as shown in the Statement or agreed pursuant to Clause 7.3.4 relating to the Calculation Period in question.

7.5 T-Mobile shall account to the Customer for the Revenue Payment within thirty (30) days of receiving a valid invoice in accordance with Clause 7.4.

7.6 T-Mobile will invoice the Customer for the amounts payable by the Customer to T-Mobile pursuant to this Agreement following each Calculation Date in respect of the previous Calculation Period. All such amounts shall be payable within 30 days of the invoice date, in default of which T-Mobile may, without prejudice to its other rights, charge interest (both before and after judgement) at the rate of 3% above the then current base rate of HSBC Bank plc (or the base rate of such other clearing bank as T-Mobile may reasonably determine) from the due date until payment is received in full.

7.7 If the Customer specifies in accordance with this Agreement that a Premium MO Message shall be free of charge to Service Users sending the same (that is charged at a tariff of zero pence), then the Customer shall pay amounts to T-Mobile, in respect of each such Premium MO Message sent, at the rates set out in Schedule 2 Part 2, as if such Short Messages were sent by the Customer to the Service User.

7.8 Subject to Clause 7.9, T-Mobile shall be entitled to review and if it so desires vary from time to time all charges under this Agreement including (without limitation) the Basic Charges and T-Mobile's Commission and/or introduce new charges and the varied or new charges shall take effect not less than 30 days after written notice to the Customer of such variation or new charges.

7.9 If any introduction of new charges or increase of existing charges would take effect within any Minimum Period, the Customer shall be entitled to give T-Mobile a written counter-notice objecting to such new or increased charges within a period of 10 working days following T-Mobile's notice of such new or increased charges, in which case T-Mobile may decide to withdraw its notice of such new or increased charges by giving written notice to the Customer. If T-Mobile has not served any such withdrawal notice prior to the time when such new or increased charges take effect, the Customer may at any time within the period of 30 days following the date when such new or increased charges take effect, serve immediate written notice terminating this Agreement.

7.10 T-Mobile may at any time during the currency of this Agreement require the Customer to pay a deposit of such amount as T-Mobile thinks fit by way of security for the payment of any sums payable by the Customer to T-Mobile or which may become payable or liable to be paid by the Customer to T-Mobile. T-Mobile will be entitled to retain the deposit until the discharge of all liability of the Customer under this Agreement and may from time to time

appropriate the deposit or any part of it in or towards payment of any sums due from the Customer to T-Mobile.

7.11 All sums stated in this Agreement or its Schedules shall unless otherwise stated be deemed to be exclusive of VAT, which (if applicable) shall be paid by the relevant Party to the other on receipt of a valid VAT invoice.

7.12 T-Mobile may offset part or all of any payment due from or to be accounted for by T-Mobile to the Customer under this Agreement against any amount due from the Customer to T-Mobile under this Agreement or any other agreement with T-Mobile. Without limiting the generality of the foregoing, T-Mobile may offset T-Mobile's Commission against the Revenue Payment due to be accounted for by T-Mobile to the Customer under Clause 7.5 (an illustration of which is provided at Schedule 3, Part 1). The Customer shall not be entitled to offset any payments due from the Customer to T-Mobile against any other amounts.

8 T-MOBILE RIGHTS

8.1 Without prejudice to T-Mobile's other rights under this Agreement, T-Mobile shall have the right at any time to:

8.1.1 require the immediate cessation of provision of any Short Message, Premium Rate Service or other matter or thing which it may reasonably determine to have been or to be in breach of this Agreement and/or any Codes of Practice and it is hereby expressly agreed that any failure by the Customer to promptly comply with any request made by T-Mobile pursuant to this Clause 8.1 shall constitute a material breach of this Agreement for the purposes of Clause 12.1.1.

8.1.2 immediately suspend access to the SMSC Facility for some or all purposes and/or cease to convey some or all Short Messages and/or provision of some or all Services without liability to the Customer in the following circumstances:-

8.1.2.1 any licences, permissions or authorisations necessary for the operation of the SMSC Facility or for the provision to the Customer and/or to Service Users of access to the SMSC Facility and/or to any Short Messages is revoked;

8.1.2.2 this Agreement or anything contemplated hereunder is alleged or determined to be in contravention of any licences, permissions or authorisations or of any relevant legislation or regulation or of the rights of any third party;

8.1.2.3 the Customer fails to comply or T-Mobile reasonably suspects the Customer may have failed to comply with Clause 3.4, 3.5 or 8.1.1;

8.1.2.4 T-Mobile receives complaints regarding the Customer or the Permitted Premium Rate Services which, acting reasonably, it considers to be:

(i) excessive in number;

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(ii) indicative of the Customer providing a poor quality of service to Service Users; or

(iii) of such seriousness as to be materially prejudicial to T-Mobile's reputation;

8.1.2.5 in order to comply with an order, notice or direction of any Regulatory Body or governmental authority; or

8.1.2.6 if at any time the number of Short Messages delivered to the SMSC Facility is such that they cause congestion in the SMSC Facility and/or the Network or disrupt other services or which are, in the opinion of T-Mobile having regard to the relevant Forecast Sheet, excessive.

8.2 T-Mobile shall notify the Customer as soon as practicable following the commencement and ending of the period of suspension referred to in Clause 8.1.2 and shall keep all such periods of suspension to the minimum reasonably necessary.

9. INTELLECTUAL PROPERTY RIGHTS

9.1 The Customer or its licensors or relevant third parties shall retain ownership of any Intellectual Property Rights in any Permitted Premium Rate Service.

9.2 T-Mobile or its licensors shall to the exclusion of the Customer retain ownership of any Intellectual Property Rights in the SMSC Facility and the Network.

9.3 Save as expressly set out herein, nothing in this Agreement shall entitle either Party to use the other Party's Intellectual Property Rights in any way or any context whatsoever without the prior written consent of the other.

9.4 The Customer warrants to T-Mobile that the performance of its obligations under this Agreement, the Customer's activities as envisaged by this Agreement and the provision of its products and services to Service Users do not and will not infringe any Intellectual Property Rights owned by a third party.

10. INDEMNITY

10.1 The Customer agrees to defend, indemnify, and hold harmless T-Mobile and any Group Company, and their respective directors, officers, employees, representatives, and agents from and against any and all claims, actions, demands, legal proceedings, liabilities, damages, losses, judgements, authorised settlements, costs or expenses, including (without limitation) reasonable legal fees arising out of or in connection with the conveyance or receipt of any Short Message by the Customer or the operation of any Premium Rate Service by the Customer or the infringement by the Customer of any Intellectual Property Rights owned by a third party. T-Mobile shall give prompt written notice to the Customer of any relevant claim, allowing the Customer the sole control of the defence and related settlement negotiations for such claim and fully assist and co-operate in the defence and

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settlement negotiations as requested by the Customer so long as the Customer pays T-Mobile's related costs and expenses.

11. CONFIDENTIALITY

11.1 Subject to Clause 3.13 and the remaining provisions of this Clause 11 each Party undertakes and agrees with the other Party that it shall not, disclose to any third party any trade secret or information of a confidential nature disclosed to it by the other Party including (without limitation) information relating to the disclosing Party, its affairs, business or method of carrying on business, the content (but not the existence) of this Agreement (**"Confidential Information"**) without the prior written consent of the disclosing Party.

11.2 The following information shall not constitute Confidential Information:

11.2.1 information where the disclosing Party has provided the receiving Party with written authorisation for the disclosure of such information; or

11.2.2 information which is or becomes publicly known other than by a breach of this Agreement or of any other duty of confidentiality relating to such information; or

11.2.3 information which was obtained from a third party not under any duty of confidentiality in relation to such information; or

11.2.4 information which was lawfully in the possession of the receiving Party before it was supplied by the disclosing Party.

11.3 All announcements regarding this Agreement or this relationship must be reviewed and approved in writing by both Parties prior to release.

11.4 Each party shall be permitted to disclose Confidential Information to the extent that it is required to do so:

11.4.1 to enable the disclosing party to perform its obligations under this Agreement; or

11.4.2 by any applicable law or regulation, or a court, arbitral or administrative tribunal in the course of proceedings before it or under any duty in relation to disclosure of information and documents in respect of any proceedings before any court, arbitral or administrative tribunal; or

11.4.3 by any Regulatory Body (including any investment exchange) acting in the course of proceedings before it (including for the purpose of obtaining or maintaining a listing on such investment exchange) acting in the course of its duties; or

11.4.4 in order to give proper instructions to any professional adviser of that party who also has an obligation to keep any such Confidential Information confidential.

provided that the recipient of the disclosure in each case is made aware at the time of disclosure that the Confidential Information is subject to a duty of confidentiality.

11.5 T-Mobile shall additionally be permitted to disclose Confidential Information to any Group Company PROVIDED that the Group Company shall be bound by the same obligations of confidentiality as T-Mobile in this Clause 11 and T-Mobile shall remain liable for any unauthorised disclosure by such Group Company.

11.6 The Parties shall comply with Data Protection Law in connection with any activities carried out under this Agreement.

11.7 The obligations of confidentiality in this Clause 11 shall survive termination of this Agreement for a period of 10 years.

12. TERMINATION

12.1 Each Party shall have the right at any time by giving notice in writing to the other Party to terminate this Agreement forthwith:

12.1.1 if the other Party commits a material breach of this Agreement and fails to remedy the same (if capable of remedy) within a period of 30 days after receipt of written notice from or on behalf of the first Party stipulating the breach; or

12.1.2 any of the following events (or any event analogous to any of the following occurs in a jurisdiction other than England and Wales) occurs in respect of the other Party:

12.1.2.1 a proposal is made for a voluntary arrangement within Part I of Insolvency Act 1986 or the other Party enters into any other composition scheme or arrangement with, or assignment for the benefit of, its creditors;

12.1.2.2 a shareholders' meeting is convened for the purpose of considering a resolution that it be wound up where a resolution for its winding up is passed (other than as part of, and exclusively for the purpose of, a bona fide reconstruction or amalgamation);

12.1.2.3 a petition is presented for its winding up (which is not dismissed within 14 days of its service) or for the making of an administration order, or an application is made for the appointment of a provisional liquidator or a creditors' meeting is convened pursuant to section 98 of the Insolvency Act 1986;

12.1.2.4 a receiver, administrative receiver or similar officer is appointed over the whole or any part of its business or assets; or

12.1.2.5 it is or becomes insolvent within the meaning of Section 123 Insolvency Act 1986; or

12.1.3 if it becomes entitled to terminate the Agreement pursuant to Clause 15.2.

12.2 Either Party shall have the right to terminate this Agreement upon giving not less than thirty (30) days' written notice to the other Party at any time provided that, in the case of the Customer wishing to terminate this Agreement, such notice of termination shall not expire prior to the expiry of any Minimum Term.

12.3 The Customer shall notify T-Mobile immediately of any change of control of Customer ("control" having the meaning attributed to it in Section 840 of the Income and Corporation Taxes Act 1988). T-Mobile is entitled to terminate this Agreement forthwith by giving notice in writing to the Customer in the event that there is such a change of control of the Customer provided that this right of termination shall cease in respect of a change of control six (6) months after T-Mobile receives written notification of a change of control from the Customer.

12.4 T-Mobile shall have the right to terminate this Agreement forthwith upon giving written notice to the Customer in the event that T-Mobile is entitled to invoke or has invoked a suspension pursuant to Clause 8.1.2.

12.5 If this Agreement is terminated by T-Mobile during the Minimum Term under clause 12.1.1, 12.1.2, 12.3 or 12.4 the Customer shall pay a sum (by way of agreed compensation for T-Mobile's loss of revenue by reason of such early termination and not as a penalty) equal to the aggregate Minimum Service Revenue for each month or part thereof unexpired during the Minimum Term which would have been applicable had this Agreement not terminated prior to the expiry of the Minimum Term.

13. CONSEQUENCES OF TERMINATION

13.1 Upon the service of any relevant notice of termination or the expiry of any notice period relating to such notice of termination (as appropriate) this Agreement together with all licences granted hereunder shall terminate immediately.

13.2 Termination of this Agreement shall be without prejudice to any accrued rights or obligations of either Party accrued prior to such termination. Such termination will not affect any provision of this Agreement which is expressly or by implication intended to come into effect on or to continue in effect after such termination, including (without limitation) the provisions of Clause 1 ("Definitions"), Clause 9 ("Intellectual Property Rights"), Clause 10 ("Indemnity"), Clause 11 ("Confidentiality"), Clause 12 ("Termination"), Clause 13 ("Consequences of Termination"), Clause 14 ("Limitation of Liability") and Clause 16 ("Miscellaneous").

14. LIMITATION OF LIABILITY

14.1 Notwithstanding any other provision of this Agreement, neither Party excludes or limits liability for death or personal injury resulting from its negligence, liability under Clause 10 or any other liability which cannot be lawfully excluded or restricted.

14.2 Subject to Clause 14.1, under no circumstances shall a Party be liable to the other Party for any interrupted communications, or loss of profits, data, revenue, business, contracts, anticipated savings, use or goodwill or any indirect, contingent or consequential losses whether arising out of breach of contract, tort (including negligence) or otherwise.

14.3 Each party's liability under or in connection with this Agreement (and whether in contract, tort, including negligence, or otherwise) shall be limited in respect of each event or series of connected events (i) for physical damage to tangible property resulting from negligence, to the sum of £100,000 (one hundred thousand pounds); and (ii) for all other loss or damage (regardless of how it arises), to a sum equal to 200% of the total sums paid by Customer hereunder in the twelve month period immediately preceding the most recent event giving rise to liability or, if greater, £100,000 (one hundred thousand pounds).

14.4 Neither Party shall be liable to the other in respect of any breach of this Agreement caused by revocation or alteration of any licence, permission or authorisation governing the operation of the SMSC Facility, the Network or any other electronic communications network or electronic communications service or the provision of any Short Message or Premium Rate Service from time to time.

14.5 Where access to the SMSC Facility has been continuously unavailable to the Customer for a continuous period of more than seven (7) days and such unavailability is not as a result of either (i) the negligence or default of the Customer, or (ii) any Force Majeure (referred to in Clause 15) affecting T-Mobile, then the Customer may apply to T-Mobile for a rebate or allowance of a fair proportion of the Minimum Service Revenue (as appropriate) and T-Mobile shall pay such rebate or make such allowance (if any) to the Customer as is fair and appropriate to the circumstances. Without prejudice to Clause 14.1 the Customer accepts that the provisions of this Clause 14.5 shall represent the sole remedy of the Customer in respect of such unavailability.

15. FORCE MAJEURE

15.1 Neither Party shall be deemed to be in breach of this Agreement nor otherwise liable to the other by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any Force Majeure PROVIDED that nothing shall relieve the Customer from any obligation to pay any charges to T-Mobile under this Agreement. The party affected by the Force Majeure shall inform the other Party as soon as possible when such Force Majeure arises and when it ceases and the Parties shall work together at all times to minimise the effect of any Force Majeure on their respective performance of this Agreement.

15.2 If the Force Majeure in question prevails for a continuous period in excess of 60 days, either Party may by notice in writing to the other, terminate this Agreement with immediate effect whilst the Force Majeure is continuing.

15.3 In this Clause 15, the term "**Force Majeure**" shall mean any Act of God, war, strike, lockout, fire, flood, or other natural disaster, governmental act

(whether local or national), industrial action, vandalism, non-availability of any part of any electronic communications network (including the Network) for any reason, failure or shortage of power or fuel or other supplies, radio interference, atmospheric conditions, inclement weather conditions, acts or omission of any other operators of an electronic communications network or other third parties or any other cause beyond the reasonable control of the Party affected.

16. MISCELLANEOUS

16.1 The Parties acknowledge that this Agreement as varied from time to time constitutes the entire Agreement of the parties and supersedes and cancels any previous understandings, commitments, agreements or representations whatsoever whether oral or written, express or implied, in relation to the contents hereof, save for fraudulent misrepresentations. Except as expressly stated in this Agreement, all other warranties and conditions, whether expressed or implied by statute, common law or otherwise, are hereby excluded.

16.2 Any waiver or relaxation whether partly or wholly of any of the terms or conditions of this Agreement shall be valid only if in writing and signed by or on behalf of authorised representatives of both Parties and shall apply only to a particular occasion and shall not be continuing and further shall not constitute a waiver or relaxation of any of the terms or conditions of this Agreement.

16.3 Any notice required to be given by either Party hereunder shall be given in writing either by first class post, courier or by facsimile. If transmitted by facsimile notice will be deemed to have been received at the time of successful transmission, unless outside working hours in which case notice will be deemed to have been received the next working day. If sent by first class post notice will be deemed to have been delivered forty-eight hours after posting. Any notice shall be sent to the following addresses and/or facsimile numbers:

To T-Mobile:

The Company Secretary
T-Mobile (UK) Limited
Hatfield Business Park
Hatfield
Hertfordshire AL10 9BW
Facsimile 01707 289301

To Customer:

As detailed on the Cover Sheet

or such other address or facsimile number as either Party may have previously provided by written notification to the other Party for the purposes hereof.

16.4 This Agreement shall be governed by, construed and shall take effect in accordance with the laws of England and both parties hereby submit to the exclusive jurisdiction of the English Courts.

16.5 The Customer shall not at any time assign, transfer or sub-contract this Agreement, the licences contained herein, or any part thereof, to any other person without the written consent of T-Mobile. T-Mobile may assign or transfer its rights pursuant to this Agreement to any Group Company.

16.6 If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

16.7 Except as may be otherwise provided in this Agreement, the rights or remedies of the Parties hereunder are not exclusive, and either Party shall be entitled alternatively or cumulatively, subject to the other provisions of this Agreement, to damages for breach, to an order requiring specific performance, or to any other remedy available at law or in equity.

16.8 Subject to Clause 3.4 the Parties expressly agree that a person who is not a party to this Agreement shall not have the right to enforce any term or terms of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

16.9 T-Mobile reserves the right from time to time, by notice in writing of not less than 30 days, to issue to the Customer variations to these terms and conditions, which shall be binding on the Customer unless the Customer notifies T-Mobile to the contrary in writing within 30 days of receiving T-Mobile's notice, in which case T-Mobile's notice shall be deemed to be a notice of termination issued pursuant to Clause 12.2 unless T-Mobile withdraws its notice by giving further written notice to the Customer within 30 days following receipt of such notice from the Customer.